Exhibit 5.1

Brian S. North	Two Liberty Place
215 665 3828	50 S. 16th Street, Suite 3200
brian.north@bipc.com	Philadelphia, PA 19102-2555
T 215 665 8700
F 215 665 8760

January 29, 2024

Longeveron Inc.

1951 NW 7th Avenue Suite 520

Miami, FL 33136

Ladies and Gentlemen:

We have acted as counsel to Longeveron Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering for resale, on a delayed or continuous basis, by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 1,450,172 shares of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”) issuable upon the exercise of certain warrants held by the Selling Stockholders, including (i) 1,355,301 shares of Common Stock (the “Private Placement Warrant Shares”) that are issuable upon the exercise of warrants to purchase Common Stock (the “Private Placement Warrants”), and (ii) 94,871 shares of Common Stock (the “Placement Agent Warrant Shares” and, together with the Private Placement Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of placement agent warrants to purchase shares of Common Stock (the “Placement Agent Warrants” and, together with the Private Placement Warrants, the “Warrants”).

We have reviewed copies of (i) the Registration Statement, (ii) the certificate of incorporation of the Company, as amended to date (the “Certificate of Incorporation”), (iii) the bylaws of the Company (the “Bylaws”), (iv) the Warrants, and (v) certain resolutions of the Board of Directors and the Pricing Committee of the Company authorizing the Warrants, the Warrant Shares, the registration of the resale of the Warrant Shares, and other related matters (the “Authorizing Resolutions”). We have also reviewed such other documents and made such other investigations as we have deemed appropriate in order to enable us to render the opinions set forth herein. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Company. As to any facts material to the opinions expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and of its officers, directors and other representatives. We have assumed that the Company will continue to be presently subsisting in good standing, and will continue to have the requisite legal status and legal capacity, under the laws of the State of Delaware, and that the Company has complied and will comply with all aspects of applicable laws of jurisdictions other than the United States of America in connection with the transactions contemplated by the Registration Statement.

January 29, 2024

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For the purposes of this opinion letter, we have assumed that at the time of issuance of each Warrant Share, the Certificate of Incorporation, the Bylaws, the Warrants, and the Authorizing Resolutions, as applicable, will not have been modified or amended and will be in full force and effect. In addition, it is understood that this opinion is to be used only in connection with the offer and sale of the securities being registered while the Registration Statement is effective under the Securities Act.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Warrant Shares, when delivered and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable.

Our opinion is not rendered with respect to any laws other than the federal laws of the United States and the General Corporation Law of the State of Delaware (including reported cases under applicable statutory provisions). Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Without limiting the generality of the foregoing, we express no opinion with respect to compliance by the Company with federal securities laws or the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction, including with respect to antifraud laws relating to the sale of securities.

This opinion is rendered as of the date first written above, based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein, whether by implication or otherwise, as to any other matters relating to the Company, the Warrant Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Warrant Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name in any prospectus or prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Brian S. North
Brian S. North, a Shareholder